                                    L E A S E



                                     between

STAR
Telecommunications Deutschland GmbH
Beethovenstrasse 8 - 10, 60352 Frankfurt am Main

                                        - hereinafter referred to as 'Lessee' -

                                       and

DIFA
DEUTSCHE IMMOBILIEN FONDS AKTIENGESELLSCHAFT
Valentinskamp 20, 20354 Hamburg

                                        - hereinafter referred to as 'Lessor' -





                                                                 Lease No. 0344
                          (please indicate in every correspondence and payment)

                      Property: 80807 Munchen, Leopoldstrasse 236, 'Pallas Haus'

                               TABLE OF CONTENTS

                                 OF THE LEASE

                                    between


                                      STAR
                       Telecommunications Deutschland GmbH


                                      and


                                      DIFA
                  DEUTSCHE IMMOBILIEN FONDS AKTIENGESELLSCHAFT


                                                                            Page

Section 1     Leased Property                                                  3

Section 2     Handing Over of Leased Property and Purpose of Lease             4

Section 3     Beginning and Duration of Lease                                  5

Section 4     Cancellation of Lease                                            6

Section 5     Amount of Rent -  Value Guarantee                                7

Section 6     Payment of Rent - Security for Rent                              9

Section 7     Incidental Expenses                                             10

Section 8     Heating Expenses                                                12

Section 9     Breakdown of the Heating Plant, of Technical Equipment,

              and of Supply                                                   13

Section 10    Maintenance and Use of Property and of Leased Property          13

Section 11    Subleasing                                                      15

Section 12    Installations and Structural Alterations by Lessee and

              Advertising and Special Works Equipment                         16

Section 13    Repairs and Structural Alterations performed by Lessor          17

Section 14    Liability of Lessor - Nuisance by Third Parties                 18

Section 15    Insurance                                                       18

Section 16    Access to Leased Property                                       19

Section 17    Termination of Lease                                            19

Section 18    Sale of Property                                                20

Section 19    Final Clauses                                                   20

Section 20    Supplementary Agreements                                        21

                                   SECTION 1

                                LEASED PROPERTY

1. Lessor is owner of the premises at 80807 MUNCHEN, LEOPOLDSTRASSE 236, 'PALLAS HAUS'(1), hereinafter also referred to as 'Property'

2. Lessor grants Lessee a lease of the following areas ('Leased Area') and parking spaces(2), hereinafter collectively referred to as 'Leased Property', the location of which can be taken from the plan attached as

                                  APPENDIX 1:

     2.1   Office area on the 1st FLOOR                  approx. 1,152.81 m(2)
     2.2   Proportionate general area                    approx.          m(2)
     2.3   Archives area on                              approx.          m(2)
     2.4   Storage area                                  approx.          m(2)
     2.5   Service area                                  approx.          m(2)
     2.6   Parking spaces in the underground car park/
           in the multi-story car park                                 6 units
     2.7   Parking spaces outside                                        units
     2.8
     2.9
     2.10

3.   The size of the above mentioned Leased Area is agreed ACCORDING TO DIN
     277 BGF.

4. A possible deviation of the size of the Leased Area indicated in sub-paragraph 2. from the actual conditions by up to 1.5% (one and a half per cent) of the total of the Leased Area mentioned in sub-paragraph 2. does entitle neither Lessor nor Lessee to change the amount of rent.
     In the case of a deviation of more than 1.5%, the amount of rent shall be adjusted according to the full deviation. After expiry of one year after handing over of the Leased Property, neither Lessor nor Lessee may demand such adjustment of rent.






------------------------
(1) Exact address including postal zone number
(2) cf. Section 20, sub-paragraph 1.

                                    SECTION 2

                HANDING OVER OF LEASED PROPERTY AND PURPOSE OF LEASE

1. The Leased Property shall be handed over to Lessee at the beginning of Lease. On this occasion, a joint handing over protocol shall be prepared to include possible defects and remaining works, which have to be immediately remedied or executed by Lessor.

     By signing this handing over protocol, Lessor acknowledges the condition of the Leased Property as contractually agreed, except for hidden defects, unless any defects/remaining works are mentioned in the handing over protocol.

2. On the occasion of taking over, Lessee shall receive a set of keys and a code-card for each parking space in the underground car park. Any additional keys or code-cards required by Lessee will be provided immediately at Lessee's expense.

3. Any company signs in the central entrance area are designed and installed on the same lines. To the extent permitted by the necessary uniform design, Lessor will take into account any requests expressed by Lessee. This shall apply correspondingly to a possible routing system. Costs of such uniform company signs and of a possible routing system and the corresponding installation shall be borne by Lessor. Costs of modifications and special requests are to be borne by Lessee.

4. For the duration of Lease, Lessee shall and will run an OFFICE in the Leased Property. Each change of business/occupation exercised in the Leased Property is subject to Lessor's prior written consent. It is within Lessee's sole responsibility to ensure that the Leased Property is economically suited for the use hereunder agreed.

5.   LESSOR HAS OPTED FOR THE VALUE ADDED TAX FOR THE PROPERTY ACCORDING TO
     SECTION 9, SUB-PARAGRAPH 2 OF THE TURNOVER TAX LAW (UStG).(3) LESSEE
     WILL USE THE LEASED PROPERTY EXCLUSIVELY FOR TURNOVERS WHICH ARE SUBJECT TO INPUT TAX DEDUCTION. IF LESSEE USES THE PROPERTY FOR TURNOVERS EXCLUDING INPUT TAX DEDUCTION IN BREACH OF THE ABOVE PROVISION, LESSEE SHALL INFORM LESSOR IMMEDIATELY. IN THIS CASE, LESSEE IS BOUND TO COMPENSATE LESSOR FOR ANY DISADVANTAGES CAUSED BY THE LOSS OF INPUT TAX DEDUCTION. ADDITIONALLY, LESSEE WILL PROVIDE LESSOR WITH A WRITTEN DECLARATION CONFIRMING THAT LESSEE WILL USE THE LEASED PROPERTY ONLY FOR TURNOVERS WHICH WILL NOT EXCLUDE INPUT TAX DEDUCTION. IN THE CASE OF
     THAT LESSOR MUST PROVIDE THE FINANCE AUTHORITIES WITH MORE EXTENSIVE EVIDENCE IN THIS RESPECT, LESSEE SHALL BE OBLIGATED TO SUBMIT LESSOR THE CORRESPONDING DOCUMENTATION OR TO SUBMIT SUCH DOCUMENTATION DIRECTLY
     TO THE FINANCE AUTHORITIES, IF THIS IS SUFFICIENT TO COMPLY WITH LESSOR'S OBLIGATIONS.



------------------------
(3) According to Section 9, sub-paragraph 2 Turnover Tax Law UStG, this option is allowed for the lease and demise of premises only, if Lessee uses or intends to use the premise for turnover only which do not exclude input tax deduction.

6. Any orders or conditions imposed by the authorities, which are exclusively based on the overall nature and/or the location of the Property, have to be complied with by Lessor. If any conditions imposed by the authorities or the procurement/maintenance of official permits are EXCLUSIVELY based on personal or particular operational circumstances with regard to Lessee or on particular circumstances of Lessee's business enterprise, the measures and costs hereto connected shall be borne exclusively by Lessee. In this respect, Lessee has also to comply at its own expense with any future orders or conditions by the authorities with regard to the use of the Leased Property, even if such orders or conditions are directed against Lessor.

7. It is left to Lessor's sole discretion to lease other areas within the Property to third parties pursuing the same purpose of lease as Lessee as put forth in sub-paragraph 4. Lessee is not granted any protection from competition.

                                SECTION 3

                     BEGINNING AND DURATION OF LEASE

1. The Lease shall begin on the day of handing over the Leased Property. Handing over will prospectively take place on February 2nd, 1998. Lessor shall communicate in writing the expected week of handing over two months and the exact day of handing over two weeks prior to the handing over date. Lessor shall take over the Leased Property on this communicated date. The dates resulting from the above may be postponed due to strike and/or force majeure. [If and to that extent Lessor is provided with material required for the completion of the Leased Property (e.g. parting walls, doors) by third parties, the dates resulting from the above are subject to complete, correct and timely supply, unless non-supply or delay is caused by Lessor's negligence.]

2. If the handing over date resulting from subparagraph 1. is delayed by more than 2 months, Lessee may withdraw from contract. Any other claims whatsoever on the part of Lessee are excluded, unless Lessor has acted willfully or negligently.

3. THE LEASE IS CONTRACTED FOR THE DURATION OF TEN YEARS, FROM THE FIRST DAY OF THE MONTH FOLLOWING THE HANDING OVER DATE.
     One year prior to expiry of the fixed duration of lease at the latest, not earlier, however, than after expiry of eight years of lease, Lessee may demand in writing the opening of negotiations with respect to the renewal of the Lease by up to ten years, renegotiating rent payments and terms of contract. The rent to be renegotiated shall correspond to the rent which can be realized at the location of the Property at the beginning of the last year of the fixed period of lease, at least, however, to the rent due for the last year of Lease according to Section 5.

     If the contracting parties cannot come to an agreement on the new rent payment and on the new terms of contract of lease by signing a new and legally valid contract of lease within the first three months of the last year of Lease, this Lease will terminate on expiry of the last year of Lease without requiring a notice of termination.

4. If Lessee does not demand the opening of negotiations with respect to a renewal of this Lease according to sub-paragraph 3 above, the Lease shall continue for an unlimited period of time, unless terminated by one of the contracting parties not later than nine months prior to termination of the fixed period of lease. If the Lease continues for an unlimited period, it is subject to termination with a notice period of 9 months for the end of a month.

5. When the Lessee remains in possession of the Leased Property after expiry of the Lease, the Lease is not to be regarded as renewed. Section 568 German Civil Code BGB is contracted out.

6. In the case of the complete destruction or the destruction of a major part of the Leased Property by an event beyond Lessor's control (e.g. fire etc.), Lessor shall inform Lessee immediately about the plans and the expected duration of the reconstruction, if Lessor decides on reconstruction.

                             SECTION 4

                       CANCELLATION OF LEASE

1. Each cancellation of Lease must be made in writing. Receipt of the written notice of cancellation and not its dispatch date is authoritative for the timeliness of cancellation.

2. Lessor and Lessee may terminate the Lease upon good cause without due notice. Lessor may further terminate the Lease without due notice, if and when

2.1. Lessee has been in delay with rent payment or a considerable part of the rent payment for two subsequent payment dates (Section 554, sub-section
     (1), sub-paragraph 1 German Civil Code BGB, or

2.2. Lessee is in delay with rent payments to the extent of an amount corresponding to two month's rent payments for a period of time covering more than two dates (Section 554, sub-section (1), sub-paragraph 2 German Civil Code BGB), or

2.3. Lessee has filed a petition in bankruptcy or for institution of composition proceedings with regard to its assets, if it must make a written verification pursuant to Section 807 Federal Rules of Civil Procedure ZPO, if extrajudicial proceedings for the payment of debts have been instituted or if Lessee has suspended payments, or

2.4 composition or bankruptcy proceedings with regard to Lessee's assets have been instituted or if the commencement of such proceedings is rejected for lack of assets or for other reasons, Lessee is responsible for,

2.5 Lessee is in delay with the provision of the security and if this security for rent is not provided within a grace period of two weeks.

                                SECTION 5

                AMOUNT OF RENT -- VALUE GUARANTEE


1.    The monthly amount of rent is composed as follows:

1.1.  approx. 1,152.81 m squared office area on the 1ST FLOOR                =  DM  33,431.49
1.2.  approx.          m squared proportionate common area                   =  DM
1.3.  approx.          m squared archives area                               =  DM
1.4.  approx.          m squared storage area                                =  DM
1.5.              6    items parking spaces in the underground
1.6.                       car/park multi-story car park                     =  DM     660.00
1.7.                   items parking spaces outside                          =  DM
1.8.                                                                         =  DM
1.9.                                                                         =  DM
1.10.                                                                        =  DM

1.11.             subtotal I                                                 =  DM   34,091.49
1.12.             advance payment on incidental expenses (Section 7)         =  DM    5,187.65
1.13.             advance payment on heating expenses (Section 8)            =  DM    1,152.81
1.14.             flat charge (Section 10, sub-paragraph 2.)                 =  DM      230.56
                                                                             -----------------
1.15.             subtotal II                                                =  DM   40,662.51
1.16.             plus statutory value added tax (at present 15%)            =  DM    6,099.38
                                                                             -----------------
1.17.             TOTAL MONTHLY AMOUNT OF RENT                               =  DM   46,761.89
                                                                             -----------------
                                                                             -----------------

2.   Lessee's obligation to pay the amount of rent stipulated in sub-paragraph
     1. shall begin as of beginning of Lease according to Section 3.
     This applies as well, if Lessee stays away from handing over of Leased Property despite timely information about the handing over date by Lessor or if the handing over does not take place because of failure to provide the security for rent.

3.   The partial amounts agreed under Section 5, sub-paragraph 1.1 to
     1.10 and the flat charge agreed according to Section 10, sub-paragraph 2 of this Lease are subject to value guaranty as follows:

3.1. Effective beginning of the 13th month from beginning of Lease on (beginning of the second year of Lease), the partial amounts as per sub-paragraph 1.1 to 1.10 and the flat charge according to sub-paragraph 1.14 shall be adjusted corresponding to the change of the cost of living index of all private households in Germany (all-German index; base year 1991 = 100) as compared with the index level in the month of beginning of Lease (Base Month).

3.2. Then, the sums mentioned in sub-paragraph 3.1 shall be adjusted for every following year of Lease corresponding to the change of index, comparing the value taken as a basis for the last adjustment with the index of the last month of the expired year of Lease. Each adjustment shall be effective from the first month of the new year of Lease on.

3.3. The above mentioned adjustments are effected automatically, so that the amount adjusted to the change of index is due without special demand from beginning of the new year of Lease. Unless Lessee has received a recalculation in writing from Lessor, effects of delay in payment (Section 6, sub-paragraph 2) cannot originate.

4. The contracting parties agree that this index clause is subject to the approval by the Land central bank in order to be valid. The approval shall be obtained by Lessor. If the index clause is not approved by the Land central bank, the contracting parties undertake to come to an arrangement that can be approved and which is as similar as possible to the terms agreed in this contract.

5. If an index clause as per sub-paragraph 3.1 and 3.2 cannot be approved of (e.g. because of the duration), the partial amounts as per sub-paragraph 1.1 to 1.10 and the flat charge as per sub-paragraph 1.14 shall be adjusted according to the following procedure: if the index mentioned in sub-paragraph 3.1 changes as compared with the index of the base month, both the contracting parties agree to negotiate on an adjustment of the partial amounts as per sub-paragraph 1.1 to 1.10 and of the flat charge as per sub-paragraph 1.14 after expiry of the first year of lease. This adjustment shall become effective beginning of the second year of lease. If the parties do not reach an agreement with respect to the adjustment within two months, the decision shall be taken by an arbitrator, who shall be appointed by the local competent Chamber of Industry and Commerce on application filed by one party. Arbitrator may only be a person who is an executive of a regionally or internationally lending Realtor enterprise. The arbitrator shall adjust the partial amounts as per sub-paragraph 1.1 to 1.10 and the flat charge as per sub-paragraph 1.14 taking into account the above mentioned index development, considering also the rents then agreed for commercial buildings comparable to the Leased Property. The parties, however, agree that a reduction of the partial amounts as per sub-paragraph 1.1 to 1.10 and of the flat charge as per sub-paragraph 1.14 can be demanded only, if the changed index is lower than the value of the base index, even if an arbitrator's expert opinion in on hand. The above provision applies to the following years of Lease correspondingly. The costs of the expert opinion are shared. In the case of a lawsuit, however, the court order as to costs shall apply to the costs of the expert opinion as well.

                                 SECTION 6

                      PAYMENT OF RENT - SECURITY FOR RENT

1. Payment of rent is to be effected monthly in advance, post and expenses paid, on Lessor's account No. 00 1009 6060 with DG BANK Deutsche Genossenschaftsbank, Hamburg (bank identification number BLZ 200 600
     00) indicating lessee identification number, by the 3rd working day of each month at the latest. Crediting of the money and not its dispatch is decisive for punctuality.

2. In the case of delay in payment on the part of Lessee, Lessor is entitled to charge penal interest to the extent of 5% (five per cent) p.a. above the discount rate of the Deutsche Bundesbank, unless Lessor can prove a loss of a higher degree or Lessee can prove a loss of a lower degree in the individual case. Lessor's right of termination according to Section 4 remains unaffected.

3. Not later than FOUR WEEKS PRIOR TO HANDING OVER, Lessee shall provide a security for rent

     3.1  by bank guaranty of a German bank or savings bank according to
                                  APPENDIX 2
          to the amount of treble monthly rent (Section 5, sub-paragraph 1.17), that is of

                                DM 140,286.00
          (IN WORDS: DEUTSCHEMARKS ONE HUNDRED AND FORTY THOUSAND TWO HUNDRED AND EIGHTY-SIX)

          waiving defense of defeasibility and of setoff and of failure to pursue remedies.

     3.2  deleted

4. In the case the Property being sold, Lessor is entitled and obligated to transfer the security for rent to the buyer.

5.   Landlord's lien is subject to legal provisions.

                                   SECTION 7

                           INCIDENTAL EXPENSES

1. The advance payment for incidental expenses agreed in Section 5, sub-paragraph 1.12 is effected to cover the incidental expenses of the Property described hereinafter. As advance payment of the incidental expenses shown below, Lessee pays monthly in advance

                               DM 5,187.65

     (IN WORDS: DEUTSCHEMARKS FIVE THOUSAND ONE HUNDRED AND EIGHTY-SEVEN 65/100) plus statutory value added tax.

2. In terms of this Lease, incidental expenses are any taxes, contributions, fees and expenses incurred or accrued by Lessor due to ownership/lease in perpetuity of the Property and/or due to the agreed use of property, building or economic unit (the latter includes adjoining buildings, multi-story car parks/underground car parks, plants and facilities), in particular costs of:

2.1 the total of the current public taxes, property tax, domestic waste disposal, collection of recycling materials, chimney-sweeping, canal dues, water-supply, sewage and drainage (including rainwater/surface water) and the corresponding metering devices and their rent and calibration;

2.2 street cleaning, snow and ice removal/gritting, cleaning and maintenance of sidewalks, multi-story car parks/underground car parks including maintenance of the equipment required and of the upkeep and cleaning of all exterior grounds and playgrounds, green areas and gardens including replacement or supply of plants and trees;

2.3 cleaning of the building including common areas, rooms and facilities, entrance halls, elevators, stairwells and of the other commonly used parts of the building, cleaning and maintenance of the outer glass surfaces and facades (except display windows and entrance facilities) and of pest control;

2.4 operation and lighting of the common areas and rooms as well as of common facilities and grounds, entrance halls, elevators, stairwells, parking lots, multi-story car parks/underground car parks, as well as of other commonly used parts of the building including replacement of defect bulbs and lamps and costs of regular safety checks;

2.5 operation and maintenance of the common technical equipment and facilities (in particular routing facilities of the building, elevators and hoists including emergency call facilities in elevators and their rent, escalators, fire alarm system, CO2 alarm system, sprinkler systems, butterfly dampers and smoke funnels, air conditioning equipment, aerators, outer grounds fit for traffic, gasoline separators, lifting facilities, pressure intensifiers etc.) including each and every measuring system and the respective rent and calibration, use of common communication systems (e.g. large-band cable);

2.6 insurance(4) against fire, storm and tempest, water damage, (including EC-coverage) and against loss of rent suffered by Lessor, liability insurance as well as costs of safety checks required by insurance contract;

2.7 janitor or of other janitor services as well as guards and doorman;

2.8 any other expenses subject to apportionment as operating costs as per Appendix 3 of Section 27, sub-paragraph 1 of the II, order as to charges(5) as amended at the time when the costs are incurred.

2.9 property management and care-taking (both management by third parties and self-management) at a flat charge of 3.5% (THREE POINT FIVE per cent) of the partial amount agreed under Section 5, sub-paragraph 1.1 to 1.10.

3. If new incidental expenses according to sub-paragraph 2. incur or if incidental expenses increase, Lessor may apportion these expenses to the lessees of the Leased Property from the date of the accrual/increase on and Lessor may fix reasonable advance payments. Unless Lessor disposes of current assessment notices as to property tax, these shall be replaced by calculations of the expected property tax burden.

4. If the above mentioned incidental expenses are apportioned to the lessees of the Leased Property, the criteria for apportionment and the accounting period are fixed by Lessor in its fair judgment, taking into account the principle of equal treatment of all the lessees and considering imperative provisions of the law. In doubt, accounting of incidental expenses is effected according to the share of the respective leased area in relation to the total of the leased area in the Property.

5. Notwithstanding the above provision, Lessor is entitled - to the extent technically possible - to demand from Lessee a direct settlement of individual incidental expenses (e.g. water consumption) with the respective supplier or to allocate costs corresponding to the individual use of services by the lessees of the Property. Lessee is obligated to provide access to supply meters and other measuring facilities at any time.


----------------
(4) cf. Section 15, sub-paragraph 1.
(5) Order regulating housing charges

6. The proper disposal of refuse not subject to domestic waste collection (in particular hazardous waste and hazardous materials as well as bulky refuse like packing material etc.) is incumbent on Lessee. The temporary proper storage of such refuse until their collection is also incumbent on Lessee. Lessor, however, shall endeavor to help with this according to local possibilities. Garbage skips may only be put up in areas especially earmarked by Lessor. Outside these areas, neither refuse nor materials destined for recycling may be stored.

7. Lessor shall settle accounts of advance payments effected by Lessee once a year, not requiring supporting documents on the cost of management flat charge agreed in sub-paragraph 2.9. A possible difference between advance payment and account in favor of Lessor/Lessee is to be settled by Lessee/Lessor within one month after receipt of settlement of accounts. In the case of Lessee's moving during an accounting period, apportionment is effected with the following settlement of accounts in relation of leasing period to accounting period, when in doubt. On expiry of one year as from the day of receipt of the settlement of accounts, objections to accuracy are excluded.

8. If Lessor furnishes proofs of the fact that the monthly advance payment is insufficient for coverage of the incidental expenses, Lessor may adjust the advance payment accordingly, also during a running accounting period. If the settlement of accounts issued by Lessor shows a reduction of the incidental expenses, the advance payments for the following accounting period shall be reduced accordingly.


                                   SECTION 8

                               HEATING EXPENSES

1. The advance payment of the heating expenses agreed in Section 5, sub-paragraph 1.13 is effected for the heating expenses described hereinafter. As advance payment of the heating expenses shown below, Lessee pays monthly in advance.

                                    DM 1,152.81
       (IN WORDS: DEUTSCHEMARKS ONE THOUSAND ONE HUNDRED AND FIFTY-TWO 81/109) plus statutory value added tax.

2. In terms of this contract of Lease, heating expenses are in particular costs of fuel and its delivery, operating current, operation, maintenance, control, and attending of heating plant, combustion chamber, and of the flue gas system, costs or regular readiness and reliability check with regard to service including control by an expert, cleaning of plants and of operational premises, metering according to the federal protective law on emissions (Bundesemissionsschutzgesetz), lease or other kinds of transferal for use of equipment for measuring consumption as well as the costs of use of an equipment for measuring consumption and its calibration including the costs of calculation and allocation. In the case of long-distance energy, the total of the costs of heating supply and the costs of operation of the corresponding in-house plants and the above mentioned costs are part of the heating expenses.

3. To the extent that Lessor provides the Leased Property with hot water for sanitary purposes, the costs of the hot water supply system shall form part of the heating expenses. Sub-paragraph 2, sentence 2 applies to long-distance hot water correspondingly.

4. Every year, accounts are settled with respect to the advance payments in compliance with the regulation on heating expenses (Heizkostenverordnung). In the case of long-distance energy supply, the proportionate consumption of the energy obtained is determined by means of sub-meters, calibrated according to statutory provisions. In other respects, the provisions of
     Section 7 shall apply accordingly.

                                   SECTION 9

    BREAKDOWN OF THE HEATING PLANT, OF TECHNICAL EQUIPMENT, AND OF SUPPLY

1. In the case of technical breakdowns, force majeure, official directives or other complete or partial impossibility if performance, heating of the Property and/or operation of technical equipment cannot be claimed. Local fuel shortage is to be regarded as force majeure.

     Lessor is obligated to arrange for the measures necessary and reasonable in order to remedy the failure. Lessee's right to claim reduction of rent in the case of a not only temporary breakdown of the heating of the Leased Property and/or of the operation of technical equipment remains unaffected.

2. Lessor is obligated to operate the central heating system, if the weather so requires, at least, however in the time from October 1st to April 30th.


                                   SECTION 10

              MAINTENANCE AND USE OF PROPERTY AND OF LEASED PROPERTY

1. Lessor shall assume the maintenance of the exterior of the Property and shall bear the respective costs.

2.   Additionally, Lessor shall assume

2.1 the maintenance and repair of the common areas, the common technical facilities and plants outside the Leased Property and replacement of broken outer windows;

2.2 the remedy of damages to the building and/or grounds caused by third parties like for example visitors or customers of Lessee;

2.3 the purchase (including deduction for depreciation) of equipment used for cleaning, snow and ice removal and for the maintenance of grounds and building including multi-story car park/underground car park as well as for maintenance and cleaning of all the exterior grounds like green areas and gardens.

2.4       Maintenance, repair and upkeep of bell system, intercom and buzzers.

          For a lump sum payment for costs connected with these measures incurred by Lessor, Lessee shall pay monthly DM 0.20/m-squared, irrespective of the amounts actually incurred. This payment shall be adjusted to the respective change of the cost-of-living index according to Section 5, sub-paragraph 3 of this Lease plus statutory value added tax.

    Any damage claims on the part of Lessor against Lessee resulting from statutory or contractual provisions regarding liability remain unaffected by the above provision.

3. Maintenance, repair and upkeep within the Leased property are within Lessee's responsibility and have to be effected at Lessee's expense. Among these are in particular maintenance, repair and upkeep of electric power plants, light installations, and electric bell systems, sanitation, gas boilers and suchlike, kitchen utensils, mountings, locks, windows (inside), sunshades (inside and outside), internal partitionings, air conditioning equipment and ventilation systems (provided situated within the Leased Property). Lighting fixtures and bulbs and tubes within the Leased Property are to be replaced by Lessee at its own expense. Regular check, maintenance and replacement of fire extinguishers within the Leased Property, even of those provided by Lessor, is incumbent on Lessee.

4. Display windows and entrance facilities are to be cleaned by Lessee at regular intervals.

5. Interior decorative repairs within the Leased Property are to be executed by Lessee at regular intervals.

6. Prior to the installation or modification of technical plants which may molest third parties or endanger grounds or building due to their operation (e.g. concussion, noise, odor, vibration, contaminants, radiation, dust, gases, parasitic current), Lessee shall inquire about the relevant provisions (including those of trade associations) and standards and obtain Lessor's written consent presenting the aforementioned information. Lessee is entitled to be granted such consent, provided any adverse effects on third parties, grounds or building are excluded. If such technical plants, however, cause any nuisance to third parties or adverse effects on grounds or building, Lessor may withdraw the previously granted consent and demand removal of such plants. If such plants cause any damages to grounds and/or building, Lessee shall pay damages. This also applies to the installation of heavy apparatuses, machines, safes, and suchlike in the Leased Property with respect to the inherent dangers.

7. If Lessee handles materials which may be detrimental to health or environment (e.g. toxic, unhealthy, fiery, inflammable, explosive, irritant, corrosive, carcinogenic substances or materials hazardous to ground water), Lessee is obligated to comply with all the relevant regulations as to handling of these dangerous materials and to release Lessor from any risks and official obligations connected hereto. Lessor is entitled to demand from Lessee to effect and maintain a reasonable liability insurance covering any risk involved by the handling of such substances. On demand, Lessee shall prove the conclusion of such an insurance contract, the insured sum, and the continuance of coverage to Lessor at any time. Lessee shall indemnify for any loss caused by the use of hazardous materials (including preservation/storage) attributable to Lessee.

8. Any damages to grounds or building are to be reported to Lessor or its representative as soon as noticed by Lessee. In the case of imminent danger, Lessee shall take appropriate action if possible.

9. Lessee is responsible to Lessor for any damages caused by its failure to exercise proper care incumbent on Lessee, in particular in the case of improper handling of plants, objects or substances put forth in sub-paragraph 6. and 7.

10. Lessee shall immediately remedy any damages it is liable for in accordance with Lessor. If Lessee fails to comply with this provision within a reasonable period of time despite written caution by Lessor, Lessor may have the necessary work executed at Lessee's expense. In the case of imminent danger, a written caution and setting of a time limit is not required.

                                  SECTION 11

                                  SUBLEASING

1. The complete or partial leaving of the Leased Property to a third party for the purpose agreed in Section 2, sub-paragraph 4, is subject to Lessor's prior written consent. To this end, Lessee shall first submit the contract of subleasing to Lessor. Lessor shall refuse its consent to subleasing for substantial reasons only. Lessor may withdraw a consent previously granted, if the third party's person or conduct justified a termination of Lease without notice if they were the case with Lessee. Denial and withdrawal of Lessor's consent as agreed above do not entitle Lessee to termination of contract.

2. By signing the Lease, Lessee assigns its claims against sublessee including lessor's lien to Lessor, in order to provide security for all claims due to Lessor subject to this Lease and Lessor accepts such assignment. This applies to subleasing with Lessor's consent and to subleasing without Lessor's consent and to each and every other permission of use. If Lessee realizes by subleasing a higher amount of rent per m(2) than agreed in Section 5, sub-paragraph 1.1 to 1.10, 50% (fifty per cent) of the excess amount is due to Lessor, payable retroactively each month.

3. In the case of subleasing or other permission of use, Lessor shall be liable for each and every act and omission by sublessee/user irrespective of its own negligence, as if it had been its own conduct.

                                 SECTION 12

          INSTALLATION AND STRUCTURAL ALTERATIONS BY LESSEE AND
                  ADVERTISING AND SPECIAL WORKS EQUIPMENT

1. Any installations and structural alterations of the Leased Property by Lessee including but not limited to installation/modification of built-in facilities are subject to Lessor's written consent. Lessee shall submit appropriate plans in advance. The above shall apply accordingly to installation/modification of customary advertising equipment, signs and other special works equipment outside the Leased Property. Lessor shall refuse or withdraw its consent for substantial reasons only. Lessor may make its consent to such installations outside the Leased Property dependent on payment of a compensation for use. Supplementary it is referred to Section 10, sub-paragraph 10.

2. Obtaining and maintenance of official permits required for the above mentioned measures is incumbent on Lessee. Lessee shall furthermore bear all the costs involved in such measures. If technical plants are subject to official approval and/or regular examinations (e.g. by the Technical Control Association TUV), approval and examination are to be arranged by Lessee at Lessee's expense. Lessee shall prove to Lessor the execution of such approval and examination and submit the corresponding results. On termination of Lease, Lessee shall restore the original condition or leave the installations and structural alterations or any other facilities to Lessor without claiming indemnification.

                                 SECTION 13

           REPAIRS AND STRUCTURAL ALTERATIONS PERFORMED BY LESSOR

1. Subject to timely agreement of a date, Lessor is entitled to make repairs or structural alterations which are necessary for the maintenance of grounds, building or the economic unit, for averting dangers or for elimination of damages, even without Lessee's consent. This shall also apply to works and structural measures which are not necessary but appropriate, in particular such works which serve to improve exploitation or to build up the Property (including heightening of the building) including but not limited to structural alterations performed in connection with a new lease of single rooms or with the redevelopment of the Property.

2. Lessor shall pay necessary regard to Lessee's interests when performing the works. It shall inform Lessee timely prior to beginning of the works and present the plans for the structural alteration/building up. Lessee shall keep the rooms and areas of the Leased Property affected by these measures accessible to a reasonable extent.

3.  Deleted.

4. Lessee is entitled to rent reduction or to make use of the right of retention, if such works exclude fully or in part the use of the Leased Property for the agreed purpose or interfere substantially with the use.
    Section 541 b sub-paragraph (2) German Civil Code BGB is contracted out. Any claims for damages on the part of Lessee are limited in accordance with Section 14.

5. Lessee shall tolerate to a reasonable extent any measures for modernization and improvement within the Leased Property, subject to timely agreement of date. Sub-paragraph 1 to 4 shall apply accordingly.

6. If the necessity arises to provide Lessee temporarily with other areas for lease because of the measures described in sub-paragraph 1., the contracting parties will enter into a separate agreement on this subject, with Lessor undertaking to bear the moving expenses.

7. Lessor is entitled to lease outer facades and roofs of the Property to third parties for advertising installations and suchlike, safeguarding Lessee's legitimate interests.

                                 SECTION 14

                LIABILITY OF LESSOR - NUISANCE BY THIRD PARTIES

1. Any claims for damages on the part of Lessee, including any claims, arising from obligations prior to contract and from tort, can only be put forward if they are due to:

1.1 intention or gross negligence on the part of Lessor or its vicarious agents or
1.2 negligent failure to comply with an essential contractual obligation on the part of Lessor or its vicarious agents or
1.3    the lack of a guaranteed feature of the Leased Property.

2. Lessor is not liable for any disturbance of the use of the Leased Property caused by third parties including other lessees of Property. It will, however, endeavor to use its influence to eliminate any disturbances reported to him, safeguarding the interests of the lessees.

3. Any disturbances of the use of the Leased Property caused by external factors (such as traffic diversions, digging up, roadblocks, annoyance caused by noise, bad smell and dust and concussions) shall substantiate warranty claims by Lessee only if these factors essentially impair the contractual use of the Leased Property and if Lessor is not in a position to limit these disturbances to a reasonable extent. Short-term disturbances as described above shall not substantiate any warranty claims on the part of Lessee.

4. Each and every exclusion of and limitation on liability under this contract is also applicable in favor of Lessor's vicarious agents.

                                 SECTION 15

                                 INSURANCE

1. At the expense of the incidental expenses as per Section 7, sub-paragraph 2.6, Lessor is entitled to insure the building against the risk of fire, storm and tempest, and water damage, (including EC-coverage) and against loss of rent(6) suffered by Lessor, and to effect a liability insurance to an extent reasonable with regard to the risks involved.

---------------
(6) Covers exclusively indemnification for loss of rent in the case of destruction of/damage to Leased Property, e.g. by fire, lightening.

2. Lessee is obligated to inform Lessor immediately in writing of any installations and alterations in and of the Leased property causing a value increase and, in particular, of any alteration as of the class of risks with regard to the terms of fire and liability insurance. Possible costs of respective extra charges are to be borne by Lessee.

3. Insurance of objects, technical equipment and installations brought in by Lessee against damages of all types is incumbent on Lessee.


                                      SECTION 16

                              ACCESS TO LEASED PROPERTY

     During usual business hours, Lessor and its vicarious agents may enter the Leased Property together with interested parties, experts or witnesses for the purpose of exercising landlord's statutory lien, examination of the structural condition of the Leased Property and of the operativeness and safety of technical installations in the Leased Property, for the purpose of subletting or sale of the Leased Property, or in similar cases. Except for cases of imminent danger, timely announcement is required.


                                      SECTION 17

                                 TERMINATION OF LEASE

1. By termination of Lease, Lessee shall remove any damages caused by the use and any hazardous substances possibly brought in while using the Leased Property and shall effect due interior decorative repairs. In due time prior to termination of Lease, a common protocol shall be prepared, stating any damages caused by the use, due interior decorative repairs (including of floor coverings) and installations and structural alterations and/or other facilities to be removed by Lessee.

2. If the Leased Property was handed over to Lessee in a renovated condition or if Lessor paid Lessee the costs of renovation, Lessee is obligated to completely renovate the Leased Property (excluding common areas) - IN DEROGATION OF THE PROVISION AGREED IN SUB-PARAGRAPH 1 -. This obligation to renovate shall include in any case the replacement of wallpaper or repainting of walls and ceilings and the replacement of carpets and other floor coverings subject to wear and tear, using the same quality as provided when handing over the Leased Property. Colors and patterns of carpets and wallpaper and of the paints used for walls and ceilings are to be agreed with Lessor. Instead of a renovation effected by Lessee, Lessor is entitled to demand from Lessee a redemption of 100% of the costs charged for the renovation by an expert firm. If the contracting parties doe not reach an agreement as to the amount of such renovation costs, an expert appointed by the local chamber of crafts shall act as an arbitrator in this matter. Costs of the arbitrator are shared between the contracting parties at equal moieties.

3. On termination of Lease, Lessee shall return the Leased Property, according to the terms of this Lease, duly vacated, with all the keys, including any additional keys possibly manufactured by Lessee, and with all the code cards, by the date agreed with Lessor. On Lessee's failure to do so despite caution and granting of a grace period, Lessor is entitled to exchange the corresponding locks at Lessee's expense and to have new keys and code cards made. On return of the Leased Property, Lessor shall prepare a detailed protocol of the condition of the Leased Property.
     Lessee shall assist personally in drawing up this protocol or shall be represented by a person authorized in writing.

4. If the works on the Leased Property to be effected by Lessee are not completed on termination of Lease, the rent plus incidental expenses shall be paid until the end of the month of completion of such works. Any additional claims on the part of Lessor remain unaffected.

5. In the case of Lessee's premature moving, Lessor is entitled to have other repairs and structural alterations done in the Leased Property without giving rise to additional claims for crediting rent or suchlike on the part of Lessee.


                                      SECTION 18

                                   SALE OF PROPERTY

1. Lessor reserves the right to sell the Property. In this case, it shall induce the buyer to succeed to Lessor's rights and obligations under this Lease on the day of taking over the Property. Subject to this and by signing this Lease, Lessee waives its rights according to Section 571, sub-paragraph (2) German Civil Code BGB (Liability of Lessor who sells the Leased Property with respect to further performance of Lease by the buyer).

2. In the case of the Property being sold, Lessor is entitled to ask from Lessee a declaration of completeness, enclosing documentation of Lease. Lessee is then bound to inform Lessor within a period of four weeks, whether the list submitted by Lessor is complete and correct as regards the subject matter.


                                      SECTION 19

                                    FINAL CLAUSES

1.   Deleted.

2. If one or more of the provisions of this contract are or become inoperative for any reason whatsoever, the validity of the Lease shall remain unaffected. In such a case, the parties shall agree on an operative provision, which is as close as possible to the economic purpose of the inoperative provision.

3. No verbal collateral agreements have been entered into. Any modifications or amendments to this Lease and all other declarations of intention made to the other contracting party must be made in writing in order to be valid. The mandatory written form applies, in particular, to agreements entered into by the parties with regard to the completion of the interior of the Leased Property.

4. The contracting parties undertake to perform any actions and to make any declarations, which are necessary for complying with the statutory request for the written form, mandatory in particular for the signing of additional, amending and supplementary contracts, and until then not to terminate the Lease prematurely invoking failure to comply with the mandatory written form.


                                   SECTION 20

                            SUPPLEMENTARY AGREEMENTS


Supplementing the above terms of contract, the following is agreed additionally:

1. Lessor reserves the right to include the parking lots of the Property into an parking lot management system. In such a case, only a locally not determined parking space can be provided. As a compensation, the rent for the parking spaces concerned shall be considerably reduced. By signing this contract, Lessee declares its general consent to such a modification of contract and its willingness to enter into corresponding agreements with Lessor at the appropriate time.

2. The security for rent to be provided by Lessee according to Section 6, sub-paragraph 3 is provided by bank guaranty.

3. Lessor grants Lessee a contribution to construction costs required in respect of alteration/completion of the leased area of up to DM 300,000.00 against presentation of proof and invoicing.

4.   APPENDICES 1 AND 2 attached are part of this Lease.
(

                                               Santa Barbara,  Nov. 19, 1997
Hamburg, _________________________             -----------------------------

DIFA
DEUTSCHE IMMOBILIEN FONDS AG








--------------------------------               -----------------------------
           (Lessor)                                      (Lessee)


)